Exhibit 10.12

SEVENTH AMENDMENT TO MASTER REPURCHASE AGREEMENT

Dated as of October 11, 2019

Between:

PENNYMAC LOAN SERVICES, LLC, as Seller

and

JPMORGAN CHASE BANK, N.A., as Buyer

The Parties have agreed to amend the Master Repurchase Agreement dated August 19, 2016 between them (the “Original MRA”, as amended by the First Amendment to Master Repurchase Agreement dated May 23, 2017, the Second Amendment to Master Repurchase Agreement dated September 27, 2017, the Third Amendment to Master Repurchase Agreement dated October 13, 2017, the Fourth Amendment to Master Repurchase Agreement dated October 13, 2017, the Fifth Amendment to Master Repurchase Agreement dated October 12, 2018 and the Sixth Amendment to Master Repurchase Agreement dated July 23, 2019 (the “Amended MRA”) and as amended hereby and as further supplemented, amended or restated from time to time (the “MRA”)), to extend the latest Termination Date, revise the net income financial covenant and modify the financial statements requirement, and they hereby amend the Amended MRA as follows.

All capitalized terms used in the Amended MRA and used, but not defined differently, in this amendment have the same meanings here as there.

1.         Definitions; Interpretation

The following definition is amended to read as follows:

“Termination Date” means the earliest of (i) the Business Day, if any, that Sellers designate as the Termination Date by written notice given to Buyer at least sixty (60) days (or, if Section 8(d) is applicable, thirty (30) days) before such date, (ii) if a Change in Executive Management has occurred, the Business Day, if any, that Buyer designates as the Termination Date by written notice given to Sellers at least ninety (90) days before such date, (iii) the date of declaration of the Termination Date pursuant to Section 12(b)(i), and (iv) October 9, 2020.

11.       Seller’s Covenants

Section 10(h)(vii) is amended to read as follows:

(vii)     from time to time, with reasonable promptness, such further information regarding the Mortgage Assets, or the business, operations, properties or financial condition of Seller and any Guarantor as Buyer may reasonably request; provided that with respect to Guarantor’s financial condition, Buyer’s request for fiscal year-end financial statements of Guarantor shall be satisfied by delivery of statements of income, changes in stockholders’ equity and cash flows of PennyMac

Financial Services, Inc. (“PFSI”) and its Subsidiaries on a consolidated basis for the preceding fiscal year, the related balance sheet as of the end of such year (setting forth in comparative form the corresponding figures for the preceding fiscal year), all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and accompanied by an opinion in form and substance satisfactory to Buyer (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit) and prepared by an accounting firm reasonably satisfactory to Buyer, or other independent certified public accountants of recognized standing selected by PFSI and acceptable to Buyer, each stating that said financial statements fairly present in all material respects the financial condition, cash flows and results of operations of PFSI and its Subsidiaries, on a consolidated basis as of the end of, and for, such year.

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As amended hereby, the Amended MRA remains in full force and effect, and the Parties hereby ratify and confirm it.

JPMORGAN CHASE BANK, N.A.

By:	/s/ Lindsay R. Schelstrate
Lindsay R.Schelstrate
Authorized Officer

PENNYMAC LOAN SERVICES, LLC

By:	/s/ Pamela Marsh
Pamela Marsh
Senior Managing Director and Treasurer